Exhibit 99.1

Supernus to Present at Two September
Healthcare Conferences

ROCKVILLE, Md., August 26, 2019 -- Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that the Company's management will present a Company overview and update, as well as host investor meetings, at the following September conferences:

Wells Fargo 2019 Healthcare Conference
Date:	Thursday, September 5, 2019
Time:	1:20 p.m. ET
Place:	The Westin Copley Place, Boston, MA

Morgan Stanley 2019 Global Healthcare Conference
Date:	Wednesday, September 11, 2019
Time:	11:05 a.m. ET
Place:	Grand Hyatt New York in New York City

Investors interested in arranging a meeting with the Company's management during these conferences should contact the respective conference coordinator.
A live webcast of the presentations can be accessed by visiting ‘Events & Presentations’ in the Investor Relations section on the Company's website at www.supernus.com. An archived replay of these webcasts will be available for 60 days on the Company's website after the conference.
About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD, and SPN-604 for the treatment of bipolar disorder.
CONTACT:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591
Or
Investor Contact:
Peter Vozzo
Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com